Exhibit 99.1

FOR IMMEDIATE RELEASE	EAGLEBANK CONTACT:
June 7, 2010	Michael T. Flynn
240.497.2040

EAGLEBANK EXPANDS ITS RESIDENTIAL MORTGAGE LENDING DIVISION

BETHESDA, MD.  EagleBank today announced that it has expanded its Residential Mortgage Lending Division with the addition of five new mortgage originators. These additions to the Division are expected to substantially increase mortgage production volume and provide further growth for the bank.

Nationally recognized mortgage originator Bradley Cohen is among those joining EagleBank.  In 2009, Cohen originated over $175 million in mortgages, and placed #12 in the country.  His success comes directly from referrals and is built on the trusting relationships he has maintained to be a leader in today’s mortgage industry.  Paul Harsanyi (Ranked #142 in 2009) and Laurent Berman (Ranked #168 in 2009) have also joined EagleBank as senior mortgage bankers.  Additionally, Jeffrey Fink and Harris Rosenblatt have joined the EagleBank mortgage team as mortgage loan originators.  This group chose to join EagleBank because of its outstanding reputation for matching loan products to customer needs and providing superior individual customer attention—which matches that of EagleBank’s Residential Mortgage Lending Division.  Cohen, Harsanyi, Berman, Fink and Rosenblatt will enhance and strengthen EagleBank’s quality of service and loan production capabilities.  This new mortgage team will be located at Park Potomac Place, off I-270 and Montrose Road in Potomac, Maryland.  Ultimately, the entire residential lending team will be housed at the Park Potomac location.

“We are excited about the expansion of our Residential Mortgage Lending Division.  These new, highly-experienced mortgage producers will help us deliver on our promise to better serve our customers and increase our array of products,” stated Ronald D. Paul, Chairman and Chief Executive Officer of EagleBank. “This also gives us a great opportunity to increase non-interest income, as virtually all of these loans will be sold into the secondary markets and not held in the bank’s portfolio.”

Brad Cohen stated that “it is exciting to be joining a bank that is so committed to the local community and to providing customers with exceptional service and competitive rates. EagleBank will continue to offer a large selection of mortgage products such as FHA financing as well as conventional and VA loans.  These loans are in addition to the land loans, construction loans, and home equity lines of credit also available through the bank.”

ABOUT EAGLE BANCORP, INC. AND EAGLEBANK

Eagle Bancorp, Inc. is the holding company for EagleBank, which commenced operations in 1998. The Bank is headquartered in Bethesda, Maryland, and conducts full service banking services through thirteen offices, located in Montgomery County, Maryland, Washington, D.C. and Northern Virginia.  The Company focuses on building relationships with businesses, professionals and individuals in its marketplace.

Forward-looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. For details on factors that could affect these expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 and in other periodic and current reports filed with the SEC.  Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.